NEWS
For Release: Immediate		Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL CORPORATION ANNOUNCES FIRST QUARTER 2011 RESULTS

•	Strong quarterly sales up 25% to $159.9 million from Q1 2010
•	Q1 2011 diluted EPS of $0.91 vs. $0.84 diluted EPS in Q1 2010
•	Product volumes higher than Q1 2010 by 16%

April 26, 2011

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced net sales of $159.9 million and earnings per diluted share of $0.91 for the first quarter of 2011, up 25% and 8%, respectively, compared to net sales of $128.3 million and earnings per diluted share of $0.84 for the first quarter of 2010.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are off to a good start in 2011, despite the continuing challenge of escalating raw material costs.  We are and will be implementing additional price increases as part of our ongoing effort to restore our margins to more acceptable levels.  However, our profitability continues to grow due to good demand in our base markets, new business gained and the contribution from our recent acquisitions.”

Mr. Barry further stated, “Despite the uncertainties in the raw material markets and global economies, our goal for 2011 remains to build upon the profitability we achieved in 2010.  With our leadership positions in both the emerging and mature markets, as well as our organic and external growth opportunities, I remain confident in our prospects for 2011 and beyond.”

First Quarter 2011 Summary

Net sales for the first quarter of 2011 were $159.9 million, an increase of 25% from $128.3 million in the first quarter of 2010.  The increase in net sales was primarily the result of higher volumes and selling prices across the globe.  Product volumes were higher by approximately 16% including the effects of acquisitions.  Selling prices and mix increased revenues by approximately 7%, as the Company continues to implement price increases to help offset higher raw material costs.  Foreign exchange rates also increased revenues by approximately 2%.

Gross profit increased by approximately $5.4 million, but gross margin decreased from 36.9% in the first quarter of 2010 to 33% in the first quarter of 2011, as raw material costs continued to escalate, particularly in the first quarter of 2011.  The Company continues to implement price increases to recover these higher costs.

Selling, general and administrative expenses (“SG&A”) increased approximately $5.0 million compared to the first quarter of 2010.  Higher selling costs on increased business activity, our 2010 acquisitions, foreign exchange rate translation and higher professional fees accounted for approximately 62% of the increase.  Higher inflationary and other costs partially offset by lower incentive compensation accounted for the remainder of the increase.  SG&A as a percentage of sales decreased to 24.2% in the first quarter of 2011 from 26.2% in the first quarter of 2010.

Net interest expense decreased due to lower interest rates despite higher average borrowings.  Equity in net income of associated companies increased compared to the first quarter of 2010 as the prior year quarter reflected a charge of approximately $0.03 per diluted share related to the first quarter 2010 devaluation of the Venezuelan Bolivar Fuerte.

The Company’s low first quarter 2011 and 2010 effective tax rates include the expiration of applicable statutes of limitations for uncertain tax positions of approximately $0.11 per diluted share, in each period.  The Company has experienced and expects to further experience volatility in its quarterly effective tax rates due to the varying timing of tax audits and the expiration of applicable statutes of limitations as they relate to uncertain tax positions.  However, the Company expects a higher effective tax rate for the full year 2011 as compared to the first quarter 2011 rate.

Balance Sheet and Cash Flow Items

Debt increased from December 31, 2010 due to higher working capital requirements on increased business activity, as well as the timing of payments related to incentive compensation.

Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns.  Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.  Other factors could also adversely affect us.  Therefore, we caution you not to place undue reliance on our forward-looking statements.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss first quarter results is scheduled for April 27, 2011 at 8:30 a.m. (ET).  A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations Web site at http://www.quakerchem.com.  You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, aluminum, automotive, mining, aerospace, tube and pipe, coatings and construction materials.  Our products, technical solutions and chemical management services enhance our customers’ processes, improve their product quality and lower their costs.  Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data and share amounts)

	(Unaudited)

	Three Months Ended March 31,
	2011	2010

Net sales	$159,865	$128,320

Cost of goods sold	107,131	80,980

Gross profit	52,734	47,340
%	33.0%	36.9%

Selling, general and administrative expenses	38,634	33,669

Operating income	14,100	13,671
%	8.8%	10.7%

Other income, net	539	763
Interest expense, net	(946)	(1,127)
Income before taxes and equity in net income (loss) of associated companies	13,693	13,307

Taxes on income before equity in net income (loss) of associated companies	2,822	3,181
Income before equity in net income (loss) of associated companies	10,871	10,126

Equity in net income (loss) of associated companies	359	(89)

Net income	11,230	10,037

Less: Net income attributable to noncontrolling interest	630	618

Net income attributable to Quaker Chemical Corporation	$10,600	$9,419
%	6.6%	7.3%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.92	$0.85
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.91	$0.84

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS

Current assets
Cash and cash equivalents	$23,564	$25,766
Accounts receivable, net	130,948	116,266
Inventories	70,230	60,841
Prepaid expenses and other current assets	13,899	12,609
Total current assets	238,641	215,482

Property, plant and equipment, net	78,494	76,535
Goodwill	53,675	52,758
Other intangible assets, net	23,579	24,030
Investments in associated companies	9,439	9,218
Deferred income taxes	27,303	28,846
Other assets	44,896	42,561
Total assets	$476,027	$449,430

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$809	$890
Accounts and other payables	76,595	63,893
Accrued compensation	9,728	17,140
Other current liabilities	19,108	19,268
Total current liabilities	106,240	101,191
Long-term debt	83,766	73,855
Deferred income taxes	6,410	6,108
Other non-current liabilities	78,849	81,177
Total liabilities	275,265	262,331

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 11,531,148	11,531	11,492
Capital in excess of par value	39,132	38,275
Retained earnings	152,237	144,347
Accumulated other comprehensive loss	(9,497)	(13,736)
Total Quaker shareholders' equity	193,403	180,378
Noncontrolling interest	7,359	6,721
Total equity	200,762	187,099
Total liabilities and equity	$476,027	$449,430

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the three months ended March 31,
(Dollars in thousands)

	(Unaudited)
	2011	2010
Cash flows from operating activities
Net income	$11,230	$10,037
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,656	2,593
Amortization	486	254
Equity in net (income) loss of associated companies, net of dividends	(262)	89
Deferred compensation and other, net	1,967	289
Stock-based compensation	868	727
Gain on disposal of property, plant and equipment	(40)	(32)
Insurance settlement realized	(365)	(345)
Pension and other postretirement benefits	(4,910)	(2,265)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(12,478)	(3,606)
Inventories	(8,309)	(5,332)
Prepaid expenses and other current assets	(2,397)	(1,360)
Accounts payable and accrued liabilities	4,455	(5,818)
Net cash used in operating activities	(7,099)	(4,769)

Cash flows from investing activities
Capital expenditures	(3,475)	(2,042)
Proceeds from disposition of assets	170	41
Insurance settlement received and interest earned	22	5,038
Change in restricted cash, net	343	(2,742)
Net cash (used in) provided by investing activities	(2,940)	295

Cash flows from financing activities
Proceeds from long-term debt	10,000	7,583
Repayments of long-term debt	(231)	(122)
Dividends paid	(2,701)	(2,550)
Stock options exercised, other	(50)	135
Excess tax benefit related to stock option exercises	78	321
Net cash provided by financing activities	7,096	5,367

Effect of exchange rate changes on cash	741	(1,124)
Net decrease in cash and cash equivalents	(2,202)	(231)
Cash and cash equivalents at the beginning of the period	25,766	25,051
Cash and cash equivalents at the end of the period	$23,564	$24,820